Exhibit 99.1

June 18, 2026

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Verdera Energy Corp. – Registration Statement on Form F-1/A
Request for Waiver and Representation Under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

The undersigned, Verdera Energy Corp., a foreign private issuer organized under the laws of the Province of British Columbia (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company’s filing on the date hereof of pre-effective amendment 2 to its registration statement on Form F-1 (the “Registration Statement”) relating to the initial public offering by way of secodary distribution of the Company’s common shares. This letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F (“Item 8.A.4”).

The Registration Statement contains audited consolidated financial statements for the two years ended March 31, 2025 and March 31, 2024 and one month stub period ended April 30, 2025, in each case prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and unaudited interim financial statements for the nine months ended December 31, 2026.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the filing of the registration statement (the “12-Month Requirement”). Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.” The Company is submitting this waiver request pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

The Company hereby represents that:

1.	The Company is currently a public reporting company in Canada and listed on the TSX Venture Exchange.

2.	The Company is not required by any jurisdiction outside the United States to comply with the 12-Month Requirement. The Company’s audited financial statements for the fiscal year ended March 31, 2026 are not due until July 31, 2026 in accordance with the applicable requirements in Canada and the TSX Venture Exchange.

3.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company. Accelerating the timeline for the preparation and audit of the financial statements for the fiscal year ended March 31, 2026 would cause undue hardship because the Company has completed a major transaction immediately prior to the year end which resulted in a number of complex accounting treatment issues which makes preparation on an accelerated timeline impractical and prevents the financial statements from being prepared and audited with due care without excessive effort and cost to the Company which creates an undue hardship.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended March 31, 2026 will be available until late July 2026.

5.	In no event will the Company seek effectiveness of its Registration Statement if its audited financial statements are older than 15 months at the time of effectiveness.

The Company is filing this representation as an exhibit to Amendment 2 to the Registration Statement pursuant to Instruction 2 to Item 8.A.4.

Sincerely,

/s/ Scott Davis
Scott Davis, Chief Financial Officer